FOR IMMEDIATE RELEASE

Contact:
SARATOGA BEVERAGE GROUP, INC.
(518) 584-6363


                     SARATOGA BEVERAGE GROUP, INC. ANNOUNCES
                  GOING PRIVATE TRANSACTION AT $6.00 PER SHARE

Saratoga Springs, NY, January 6, 2000 - Saratoga Beverage Group, Inc. (Nasdaq:
TOGA) announced that it has executed a Stock Purchase Agreement and Agreement and Plan of Merger with affiliates of North Castle Partners. Pursuant to the terms of the merger agreement, each holder of a share of Saratoga Class A common stock and Class B common stock (other than certain continuing stockholders) will receive $6.00 per share in cash in exchange for such holder's shares.

As part of the transaction, Robin Prever, Chairman, President and Chief Executive Officer of Saratoga, Warren Lichtenstein, Steven Bogen and Barry Cox, all current directors of Saratoga, and others, have agreed to roll over a portion of their Saratoga shares into the surviving entity. All of these stockholders have entered into voting agreements with North Castle to vote their shares, constituting a majority of the voting power of Saratoga, in favor of the transaction. Ms. Prever will continue to serve as President and Chief Executive Officer of Saratoga.

The merger agreement was unanimously approved by the Board of Directors of Saratoga based upon the unanimous recommendation of the special committee of the Board which was previously appointed to review the fairness of the transaction to the public stockholders of Saratoga. The special committee received a fairness opinion from Schroder & Co. Inc., the financial advisor to the special committee.

As part of the transaction, North Castle has received commitment letters from Bank of America and Key Mezzanine Capital Fund for debt financing. North Castle has committed up to $38.7 million in equity financing for the transaction. The consummation of the transactions contemplated by the merger agreement is subject to several customary conditions including, among others, the consummation of the above-described financings, the approval of the merger by Saratoga's stockholders, the expiration or termination of the waiting period under the Hart-Scott-Rodino laws and the absence of material adverse changes to the business of Saratoga. Although there can be no assurance that the merger will be completed, Saratoga expects, subject to the satisfaction of all conditions, to consummate the merger on or before May 31, 2000. Under certain conditions, if the merger agreement is terminated or the merger is not consummated, North Castle will be entitled to a termination fee of $1.2 million and reimbursement of fees and expenses in an amount not to exceed $300,000.

Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. Saratoga produces sparkling and non-carbonated spring water products and Saratoga Splash and, through its subsidiary The Fresh Juice Company, Inc., manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's Juices," "Ultimate" and "Just Pik't." Saratoga's Class A common stock is traded on the Nasdaq SmallCap Market under the symbol TOGA.

North Castle Partners, with offices in Greenwich, Connecticut and San Francisco, California, is a leading private equity fund focused on developing healthy living and aging businesses.

                                   *** END ***




                                      -6-